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                                                                   EXHIBIT 12.01




                             PORTOLA PACKAGING, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                  YEAR ENDED AUGUST 31,
                                                         ------------------------------------------------------------------------
                                                           2000            1999            1998            1997            1996
                                                         --------        --------        --------        --------        --------
Fixed Charges:
    Interest expense                                     $ 14,486        $ 14,443        $ 13,795        $ 13,379        $ 13,084
    Debt financing costs                                      428             546             484             559             492
    Rent expense                                              817             740             564             638             635
                                                         --------        --------        --------        --------        --------
       Total interest                                      15,731          15,729          14,843          14,576          14,211

Total fixed costs                                          15,731          15,729          14,843          14,576          14,211
Add: Capitalized interest                                     114              --              --              --              --
                                                         --------        --------        --------        --------        --------

       Net fixed charges                                 $ 15,845        $ 15,729        $ 14,843        $ 14,576        $ 14,211
                                                         ========        ========        ========        ========        ========

Earnings:
    Net loss                                             $ (3,743)       $   (616)       $ (4,411)       $ (7,411)       $ (9,442)
    Income tax benefit from
       extraordinary item                                      --              --              --              --            (845)
    Income tax (benefit) provision                         (2,165)           (352)           (571)           (632)            865
    Net fixed charges                                      15,845          15,729          14,843          14,576          14,211
                                                         --------        --------        --------        --------        --------

       Total earnings                                    $  9,937        $ 14,761        $  9,861        $  6,533        $  4,789
                                                         ========        ========        ========        ========        ========

Calculation of ratio of earnings to
    fixed charges:
    Total  earnings                                      $  9,937        $ 14,761        $  9,861        $  6,533        $  4,789
    Total fixed charges                                  $ 15,845        $ 15,729        $ 14,843        $ 14,576        $ 14,211
    Ratio of earnings to fixed charges                         --              --              --              --              --
    Deficiency of earnings to fixed
       charges                                           $ (5,908)       $   (968)       $ (4,982)       $ (8,043)       $ (9,422)




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